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                              BOOK 87   PAGE 376
                                  PATS, INC.
                             A CLOSE CORPORATION
                          ARTICLES OF INCORPORATION

        THIS IS TO CERTIFY: That I, the undersigned, Harvey O. Patrick, whose post office address is 5229 Windmill Lane, Columbia, Howard County, Maryland 21044, being at least eighteen (18) years of age do hereby form a corporation under the general laws of the State of Maryland.

        FIRST: That the name of the Corporation (which is hereafter called the "Corporation") is: PATS, INC.

        SECOND: The Corporation shall be a close corporation as authorized by the Annotated Code of Maryland, Corporations and Associations, and shall exist as same until such time as the stockholders by unanimous consent shall file Articles of Amendment to change such status.

        THIRD: The purposes for which the Corporation is formed are as follows:

        (a) To carry on research and development and provide consulting services for aircraft and affiliated industries; to develop and hold workshops, develop and write guidelines, and provide management services.

        (b) To provide maintenance and construction services for aircraft and affiliated industries.

        (c) To do everything necessary, proper, advisable or convenient for the accomplishment of the foregoing purposes, and to do all other things incidental or connected with them which are not forbidden by governing law or by the Annotated Code of Maryland, Corporations and Associations.

        FOURTH: The post office address of the principal office of the Corporation in Maryland is P.O. Box 8686 Baltimore/Washington International Airport, Anne Arundel County, Maryland 21240. The name and post office address of the resident agent of the Corporation in Maryland is Harvey O. Patrick, 5229 Windmill Lane, Columbia, Howard County, Maryland 21044. Said Resident Agent is an adult citizen of Maryland and actually resides therein.

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        FIFTH: The total number of shares of stock which the Corporation has authority to issue is 100,000 shares of the par value of $1.00 per share, all of one class and having an aggregate par value of One Hundred Thousand Dollars ($100,000.00).

        SIXTH: The number of directors of the Corporation shall be one (1), which number may be increased or decreased pursuant to the by-laws of the Corporation, but shall never be less than one. The name of the director who shall act until the first annual meeting or until his successor is duly chosen and qualified is:

                                 Harvey O. Patrick

        SEVENTH: The duration of the Corporation shall be perpetual.

        IN WITNESS WHEREOF, I have signed these Articles of Incorporation this 27th day of August, 1976 and acknowledge the same to be my act.

WITNESS:


  /s/ [ILLEGIBLE]                                  /s/ Harvey O. Patrick
-------------------------------                ---------------------------------
                                                Harvey O. Patrick


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